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Exhibit 10

Lexon Technologies
January 2, 2002

Mr. Jehy Lah, President
Phacon Corporation
2691 Richter Avenue, Suite 124
Irvine, CA 92623

Re: Letter of Understanding

Dear Mr. Lah:

This letter shall serve to outline certain terms relating to the proposed bridge loan (the "Bridge Loan") from Phacon Corporation ("Phacon") to Lexon Technologies, Inc. (the "Company"), in the principal amount of $200,000, which loan may become convertible to 25,000,000 shares of the common stock of the Company upon the occurrence of certain events. Set forth below is an outline of certain of the essential terms upon which the loan will be based, and the conditions under which the loan would become convertible.

1. Terms of the Transaction

(a) Bridge Loan. The Bridge Loan shall be accomplished by the deposit in escrow with Taylor and Associates, Inc. (the "Escrow Agent") by Phacon of an initial payment of $150,000 U.S. on or before December 24, 2001, and a subsequent payment of $50,000 U.S. prior to March 31, 2002. In the event that Phacon and the Company have not reached an agreement for a business combination, share exchange, or merger prior to April 30, 2002 (or such alternative date as may be agreed to in writing by the parties), the Escrow Agent shall notify Phacon and the Company that the Bridge Loan is now convertible by Phacon at its option into 25,000,000 shares of the Company's restricted common stock, plus that number of shares required to satisfy the interest due (at a rate of 4.5% per annum) on the Bridge Loan upon request for conversion at a rate of $0.008 per share.

(b) Disbursement of Funds. All funds in escrow shall be disbursed by the Escrow Agent as directed by the Company but only for the payment of accounting and legal fees to bring the Company's SEC reporting obligations current and to settle any outstanding indebtedness of the Company on terms to be negotiated by the Company.

(c) Conversion by Company Upon Satisfaction of Condition. The Company may require conversion of the Bridge Loan upon completion of the following:

 (1) Filing of all reports due to the SEC to bring the Company current in its reporting obligations; and

 (2) Relisting of the Company's securities on the NASD OTC Bulletin Board; and

 (3) Release and settlement of the Company's outstanding creditors, including accountants, legal counsel, and as many creditors as can be satisfied through the disbursement of the escrow funds.

 (4) The closing of an agreement between Phacon and the Company for a business combination as described above in paragraph 1(a).

 (d) Resignation of Officers and Directors and Appointment of New Officers and Directors. Concurrent with the completion of the conversion, if such conversion is triggered, all current officers and directors of the Company will resign in favor of Phacon appointees.

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(e) Closing Conditions.  Consummation of this transaction will be subject to, among other things: (i) the satisfactory completion of due diligence on the Company by Phacon; (ii) the execution of an Escrow Agreement by and between the Company, Phacon, and Taylor and Associates, Inc. (the "Escrow Agent") with terms and conditions as outlined herein and that are mutually satisfactory to you, the Company, and our respective legal counsel; (iii) obtaining all other third party approvals (including governmental or regulatory approvals) deemed necessary or appropriate. Any major expenditures, commitments, or operational or other changes between the date of your execution of this letter and the closing date which would materially impact the Company, other than those disbursements from escrow authorized and outlined above, will be approved in advance by you and the Company.

2. Confidentiality. The parties acknowledge the confidential nature of confidential information disclosed during the investigation of the proposed transaction. Both parties agree not to disclose, communicate, divulge, or use for the benefit of any other person, the confidential information (i.e., information not known or available to the public or persons engaged in the same business) shared by each party, unless mutually agreed by both parties, except for legal counsel and accountants as retained by the parties pursuant to this transaction.

3. Legal Matters. By executing this document, both the Company and Phacon affirmatively represent that any and all legal matters, including pending or anticipated lawsuits, complaints and/or regulatory investigations or actions have been fully disclosed.

4. Due Diligence. The Company acknowledges that, while certain information about the Company and its subsidiaries has been received and reviewed by you, and certain information about Phacon has been received by us, this letter of intent and our mutual willingness to proceed with the transaction are subject to standard due diligence. Phacon hereby acknowledges that it is fully aware of the Company's financial condition and obligations, and the non-current status of its SEC filings and reporting obligations. We agree to a period of thirty (30) days from the date of this letter) to complete and be satisfied with the results of our mutual due diligence so that this transaction can be completed as soon as is reasonably practicable. In connection with performing standard due diligence, both parties further agree to mutually cooperate in connection with the due diligence review (including promptly providing all such information and access to such information, personnel, representatives, properties, facilities, and other matters as each party may from time to time request).

5. Fees and Costs. Each party shall bear its own legal, accounting, and other fees and expenses in connection with this transaction, except for the payment of legal fees in connection herewith which shall be paid from the funds to be deposited in escrow.

6. Closing Date. The Closing Date of the business combination contemplated by this Letter of Understanding, including the execution and delivery of the definitive agreements and any other documents or agreements required hereunder or thereunder shall be April 30, 2002, unless extended by the mutual consent of the parties.

7. Obligation to Proceed in Good Faith. This Letter of Understanding shall supersede and cancel any and all other representations, communications, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof, and shall serve as a basis to proceed in good faith with the preparation of the definitive agreements and other necessary documentation.

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Prior to the Closing Date, we agree to negotiate only with you concerning a possible business combination. However, it is understood that this Letter of Understanding merely constitutes a statement of the mutual intentions of the parties with respect to the proposed transactions, does not contain all matters upon which agreement must be reached in order for the proposed transactions to be consummated and, except as respects paragraphs 2, 5, 7, and 8, creates no binding rights in favor of either party. A binding commitment with respect to the proposed transactions will result only after legal counsel for the parties are satisfied as to the legality of the proposed transactions and after execution and delivery of the definitive agreements, subject to the condition precedents contained therein.

8. Return of Materials. In the event we do not close the proposed transaction prior to the Closing Date, plus any extensions of time agreed to by the parties, both parties will return all due diligence materials obtained from the other party.

9. Termination of Agreement. In the event that either party wishes to terminate this agreement, that party shall notify the other party and the Escrow Agent of its intention by overnight mail. Subject to the terms and provisions of the Bridge Loan regarding conversion rights, and the terms and provisions of the Escrow Agreement, and assuming no dispute between the parties, any uncommitted balance in the escrow account shall be returned to Phacon with a statement of account within 15 days of the receipt of such notice, at which time and in such event all obligations of the parties under this letter or any other agreement shall cease.

If this letter properly reflects our understanding, please initial each page hereof, sign, date, and return by fax a copy of this letter. This letter may be executed in counterparts.

Sincerely,
Lexon Technologies, Inc.,
a Delaware corporation

By:/S/Kenneth J. Eaken, President

Agreed and accepted this 2nd day of January 2002.

Phacon Corporation,
a California corporation


By:/S/J. Jehy Lah, President